EXHIBIT 3.26

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES B PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COMMUNICATION INTELLIGENCE CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned, William Keiper, hereby certifies that:

I.           He is the duly elected and acting President of Communication Intelligence Corporation, a Delaware corporation (the “Company”).

II.           The Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof (the “Certificate of Incorporation”) authorizes Thirty-six Million (36,000,000) shares of preferred stock, par value $0.01 per share.

III.           The following is a true and correct copy of the resolutions duly adopted by written consent of the Board of Directors of the Company (the “Board of Directors”) dated September 12, 2012, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Second Amended and Restated Certificate of Designation (this “Second Amended and Restated Certificate of Designation”).

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series by filing a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series;

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, filed a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on August 4, 2010 to designate the Series B Participating Convertible Preferred Stock as a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of such series;

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, filed a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on December 31, 2010 to amend and restate the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of such series;

EXHIBIT 3.26

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, filed an amendment to the certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on March 31, 2011 to amend the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to amend the rights, preferences, powers, privileges and the qualification, limitations and restrictions on such series by filing this Second Amended and Restated Certificate of Designation pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends and restates the rights, preferences, powers, privileges and the qualifications, limitations and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Series B Participating Convertible Preferred Stock with a par value of $0.01 per share (the “Series B Preferred Stock”).  The number of shares initially constituting the Series B Preferred Stock shall be Fourteen Million (14,000,000).

2. Board of Directors.  So long as at least 1,609,766 (i.e., 20% of the originally issued) shares of Series B Preferred Stock remain outstanding, (i) the number of directors of the Company shall be set at five (5), except as otherwise agreed to by Phoenix and the Required Holders; and (ii) Phoenix shall be entitled to nominate two (2) individuals to serve as directors and the Required Holders shall be entitled to nominate one (1) individual to serve as a director. So long as at least 1,609,766 (i.e., 20% of the originally issued) shares of Series B Preferred Stock remain outstanding, at each meeting of the Company stockholders held for the election of directors, or upon the taking of a written consent of stockholders for such purpose: (a) the Required Holders shall have the right, voting separately as a class (to the exclusion of all other classes or series of the Company’s capital stock), to elect two (2) individuals designated by Phoenix and the one (1) individual designated by the Required Holders, who shall be independent under applicable Nasdaq and SEC rules, to serve on the Board of Directors (collectively, the “Preferred Directors”), and (b) the remaining two (2) directors of the Company, each of whom shall be independent under applicable Nasdaq and SEC rules, shall be elected by the holders of Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Remaining Directors”).  Any Preferred Director elected pursuant to this Section 2 may be removed at any time without cause by, and only by, the affirmative vote, given at a meeting or by written consent, of the holders who designated or nominated such director.  The Remaining Directors may be removed at any time without cause by the affirmative vote, given at a meeting or by written consent, of the holders of the Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.  Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Preferred Director shall only be filled by the holders of Series B Preferred Stock and Series C Preferred Stock who designated or nominated such director.  The Preferred Directors shall be entitled to reimbursement from the

EXHIBIT 3.26

Company for all costs and expenses in attending any meetings of the Board of Directors or any committee thereof.  For purposes hereof (including Sections 2 and 7), “originally issued” means all of the shares of Series B Preferred Stock issued on August 5, 2010.

3. Dividends.

(a) For so long as shares of Series B Preferred Stock are outstanding, the holders of each share of the Series B Preferred Stock, in preference to all other holders of capital stock of the Company other than Series D Preferred Stock and Series C Preferred Stock, shall be entitled, from and after the date of issuance of such share, to receive, and shall be paid quarterly in arrears on the last day of each calendar quarter (beginning on September 30, 2010) in cash out of funds legally available therefor, cumulative dividends which shall accrue regardless of whether they are declared by the Board, of an amount equal to 10.00% per share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events involving a change with respect to the Series B Preferred Stock) per annum with respect to each share of the Series B Preferred Stock; provided, however, that such dividend may, at the option of the Company, be paid to the holders of Series B Preferred Stock in shares of the Series B Preferred Stock in the amount of such dividend on a one (1) share of Series B Preferred Stock per one dollar ($1.00) basis (as adjusted for any stock issuances, stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events involving a change with respect to the Conversion Price of the Series B Preferred Stock).  The holders of shares of Series B Preferred Stock shall be entitled to receive such dividends, immediately after payment of any dividends to the holders of Series D Preferred Stock and Series C Preferred Stock and prior and in preference to dividend payments to holders of shares of Series A-1 Preferred Stock, Common Stock and any other junior stock.

(b) In case the Company shall at any time, or from time to time, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than a distribution made in compliance with the provisions of Section 4, the holders of the Series B Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series B Preferred Stock may be entitled under Section 3(a) above, to receive from the Company with respect to each share of Series B Preferred Stock held, following payment in full of such dividend or distribution to the holders of Series D Preferred Stock and Series C Preferred Stock, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Series B Preferred Stock is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share.  Provided that such dividend or distribution has been made to the holders of Series D Preferred Stock and Series C Preferred Stock, any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock.  No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Series B Preferred Stock provided for by this paragraph shall be declared, ordered, paid or made at the same time.

EXHIBIT 3.26

(c) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days and no less than ten (10) days prior to the date fixed for the payment thereof.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, immediately after any required distribution to the holders of Series D Preferred Stock and Series C Preferred Stock and on a preferred basis prior and in preference to any distribution to any holders of Series A-1 Preferred Stock, Common Stock or any other junior stock of the Company, an amount per share of Series B Preferred Stock equal to 1.5 times the Original Issue Price (as adjusted for any stock splits, combinations, recapitalizations, reclassifications or other similar events involving a change with respect to the Series B Preferred Stock), plus any accrued but unpaid dividends on the Series B Preferred Stock.  If upon any such Liquidation Event, after payment in full of any preferential amounts with respect to Series D Preferred Stock and Series C Preferred Stock, the remaining assets of the Company available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock the full amount to which they shall be entitled pursuant to this Section 4(a), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) After the payment of all preferential amounts required to be paid pursuant to Section 4(a), if assets and funds remain in the Company, they shall be distributed to the holders of Series A-1 Preferred Stock (unless the holder of Series A-1 Preferred elects to receive any distributions under Section 4 on an as-converted to Common Stock basis pursuant to Section 4(a) of the Third Amended and Restated Certificate of Designation (Series A-1)) and other class of stock junior thereto, other than Common Stock, with respect to any liquidation preference payable to such holders.

(c) After the payment of all preferential amounts required to be paid pursuant to Section 4(a) and Section 4(b), if assets and funds remain in the Company, they shall be distributed ratably, on an as-converted to Common Stock basis, to the holders of Common Stock, the holders of Series A-1 Preferred Stock who have so elected to receive distributions on an as-converted to Common Stock basis pursuant to Section 4(a) of the Third Amended and Restated Certificate of Designation (Series A-1), the holders of Series B Preferred Stock and the holders of Series C Preferred Stock.

(d) If the amount to be distributed to the holders of Series B Preferred Stock upon any Liquidation Event shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Company and the Required Series B

EXHIBIT 3.26

Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure. The holders of shares of Series B Preferred Stock shall share ratably in any distribution pursuant to this Section 4, whether in cash, amounts other than cash or a combination of both.

(e) The Company shall mail written notice of a Liquidation Event to each holder of record of Series B Preferred Stock at least thirty (30) days prior to the date for payment or distribution to stockholders stated in the Company’s notice.

(f) A sale, lease, conveyance, exclusive license or disposition of all or a significant portion of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving the Company or a subsidiary thereof) in which the Company’s stockholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a “Transaction”), shall be deemed to be a Liquidation Event, unless the Required Series B Holders elect, by a vote or written consent that such Transaction shall not be treated as a Liquidation Event; provided, however, that each holder of Series B Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 6(a) or other applicable conversion provisions in lieu of receiving payment in a Liquidation Event; and provided, further, that shares of the surviving entity held by holders of the capital stock of the Company acquired by means other than the Transaction shall not be used in determining if the shareholders of the Company own a majority of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of such entity.

5. Voting.  Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible on the record date for the vote on such matter (as adjusted from time to time pursuant to Section 6 hereof and without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock) at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.  Holders of Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and, except as otherwise provided herein or otherwise required by law or the Certificate of Incorporation, as amended (including any certificate of designation), vote together with the holders of Common Stock, Series A-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (on an as-converted basis), as a single class.

6. Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Issue Price plus (b) all accrued and unpaid dividends thereon by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” as of the filing of this Second Amended and Restated Certificate of Designation and prior to the

EXHIBIT 3.26

 issuance of the Series D Preferred Stock is equal to $0.0433 per share and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Section 6(e) below.

(b) Automatic Conversion.  Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares immediately upon the date specified by written consent or agreement of the Required Series B Holders.

(c) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(d) Mechanics of Conversion.

(i) Except pursuant to an automatic conversion under Section 6(b), in order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”). The Company shall, as soon as practicable (but no later than five (5) business days) after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.  On the Conversion Date, each holder of record of shares of Series B Preferred Stock surrendered for conversion shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Series B Preferred Stock, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Company or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(ii) The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of

EXHIBIT 3.26

the Series B Preferred Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion (but such dividends shall be reflected in the calculation of the number of shares of Common Stock issuable upon such conversion in accordance with Section 6(a)).

(iv) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid on the Series B Preferred Stock. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(v) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

(e) Conversion Price Adjustments.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustment for Certain Dilutive Issuances.  (A)  If the Company shall at any time, or from time to time, after the Issue Date, issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted in accordance with the following formula:

CP2 = (CP1 * (A+B)) / (A+C)

CP2           =           Series B Conversion Price in effect immediately after new issue

CP1        =    Series B Conversion Price in effect immediately prior to new issue

A	=
Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all outstanding shares of Common Stock, all outstanding shares of preferred stock on an as-converted basis, and all outstanding options, warrants and other securities convertible into or exchangeable for shares of Common Stock on an as-exercised basis; and does not include any convertible securities converting into this round of financing)

EXHIBIT 3.26

B	=	Aggregate consideration received by the Company with respect to the new issue divided by CP1

C        =    Number of shares of stock issued in the subject transaction provided, however, that notwithstanding the foregoing, CP2 shall in no event be (A) lower than the average closing price of the Common Stock on a national securities exchange or quotation system (which on the date of determination constitutes the principal trading market for the shares of Common Stock) for the twenty (20) consecutive trading days immediately prior to the issuance of the Additional Stock and if such Common Stock is not publicly traded, the market price as determined in good faith by the Board of Directors (the “Market Price”) or (B) greater than CP1.  For the avoidance of doubt, if after applying the formula above CP2 is lower than the Market Price, then CP2 shall be equal to the Market Price, unless the Market Price is greater than CP1, in which case CP2 shall be equal to CP1.

(B)           No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsections (E)(3) and (4), no adjustment of such Conversion Price pursuant to this subsection 6(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment; provided, however, that notwithstanding the foregoing, no increase to the Conversion Price caused by subsections (E)(3) and (4) shall result in the Conversion Price exceeding $0.0433.

(C)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance (whether before, on or after the applicable Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 6(e)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 6(e)(i)(C) and (D)), if any, received by

EXHIBIT 3.26

the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 6(e)(i)(C) and (D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 6(e)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 6(e)(i)(E)(3) or (4).

EXHIBIT 3.26

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 6(e)(i)(E)) by the Company after December 31, 2010 other than:

(A) shares of Common Stock issued pursuant to a transaction described in subsection 6(e)(iii) hereof;

(B) shares of Common Stock issued upon the conversion of any warrant or option outstanding on the filing date of this Second Amended and Restated Certificate of Designation;

(C) shares of Common Stock issuable or issued to employees, consultants, officers, or directors of the Company directly or pursuant to a stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan existing on the filing date of this Second Amended and Restated Certificate of Designation or otherwise approved by the Board of Directors of the Company (including a majority of the Preferred Directors);

(D) shares of Common Stock issued upon conversion of shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; or

(E) securities issued as a dividend or distribution on Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

For avoidance of doubt, Additional Stock includes any shares of Series D Preferred Stock issued other than in connection with the payment of a mandatory dividend.

(iii) Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv) Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

EXHIBIT 3.26

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(v) Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(vi) Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company, other than as provided in Section 4(f), in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transactions covered by subsections 6(e)(iii), (iv) and (v)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

EXHIBIT 3.26

(vii) Certificate as to Adjustments . Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock, if any, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(viii) Notice of Record Date.  In the event:

(A) that the Company issues or plans to issue any shares of Common Stock;

(B) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(C) that the Company subdivides or combines its outstanding shares of Common Stock;

(D) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

(E) of a Liquidation Event;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten (10) days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

(A) the record date of such issuance, dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such issuance, dividend, distribution, subdivision or combination are to be determined, or

EXHIBIT 3.26

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

7. Protective Provisions.  So long as 1,607,766 (i.e., 20% of the originally issued) shares of Series B Preferred Stock are outstanding, in addition to any other vote or approval required under the Company’s Certificate of Incorporation or By-laws, the Company will not, and will not permit any Subsidiary to, without the written consent of the Required Series B Holders, either directly or indirectly, by amendment, reclassification, merger, consolidation, reorganization or otherwise:

(a) liquidate, dissolve or wind-up the business and affairs of the Company or any Subsidiary, or effect any Transaction or consent to any of the foregoing;

(b) amend, alter, or repeal any provision of the Certificate of Incorporation or By-laws of the Company;

(c) authorize, create, designate or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series B Preferred Stock (including without limitation, debt that is convertible into capital stock and redeemable preferred stock that is not treated as Common Stock for tax purposes) or, issue any shares of Common Stock or securities convertible into or exercisable (directly or indirectly) for Common Stock if at such time (or after giving affect to such issuance) the Company does not have sufficient shares of Common Stock available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock into Common Stock and the exercise and conversion of all other securities convertible or exercisable (directly or indirectly) for Common Stock;

(d) increase or decrease the number of authorized shares of Series B Preferred Stock or of any additional class or series of capital stock;

(e) reclassify, alter or amend any existing security that is junior to or on parity with the Series B Preferred Stock;

(f) purchase or redeem, or declare or pay any dividends on, any capital stock or securities convertible or exchangeable into shares of capital stock, other than dividends required to be paid pursuant to the terms of this Second Amended and Restated Certificate of Designation, the Certificate of Designation (Series D), the Amended and Restated Certificate of Designation (Series C) or the Third Amended and Restated Certificate of Designation (Series A-1);

(g) incur any indebtedness, including capital leases, other than trade payables incurred in the ordinary course of business;

EXHIBIT 3.26

(h) create or hold capital stock in any Subsidiary that is not a wholly-owned Subsidiary of the Company or dispose of any Subsidiary stock or all or a significant portion of any Subsidiary assets;

(i) increase or decrease the size of the Board of Directors of the Company;

(j) hire, terminate or change the compensation of the Company’s executive officers, including approving any option grants, other than changes which have been approved by the Board of Directors, including a majority of the Preferred Directors;

(k) make any material alteration to the Company’s business plan; or

(l) unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, authorize or adopt any stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan or increase the number of shares of Common Stock issuable under any such plan.

8. Preemptive Rights.  The holders of the Series B Preferred Stock shall have no preemptive rights.

9. Redemptions.  The holders of the Series B Preferred Stock shall have no redemption rights.

10. Definitions. The following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Certificate of Designation (Series C)” means the Company’s Amended and Restated Certificate of Designation of Series C Participating Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series C Preferred Stock.

“Appraisal Procedure” means the following procedure to determine fair market value of any security or other property (in either case, the “valuation amount”). If the Required Series B Holders and the Company are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be unaffiliated with each of the Company and the Required Series B Holders and shall be reasonably acceptable to the Board of Directors and the Required Series B Holders. If the Board of Directors and the Required Series B Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of appointment) from a list, jointly prepared by the Required Series B

EXHIBIT 3.26

Holders and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Required Series B Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Required Series B Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Company and the Required Series B Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

“Board of Directors” has the meaning set forth in Article III above.

“Certificate of Designation (Series D)” means the Company’s Certificate of Designation of Series D Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series D Preferred Stock.

 “Certificate of Incorporation” has the meaning set forth in Article II above.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in Article I above.

“Conversion Date” has the meaning set forth in Section 6(d)(i) above.

“Conversion Price” has the meaning set forth in Section 6(a) above.

“Conversion Rights” has the meaning set forth in Section 6 above.

“Equity Security” shall mean any capital stock (including the Common Stock) of the Company, whether now authorized or not, or any options, warrants or rights to purchase capital stock, or any securities of any type whatsoever that are, or may become, convertible or exchangeable into capital stock.

EXHIBIT 3.26

“Issue Date” means, with respect to each share of the Series B Preferred Stock, the date on which such share of Series B Preferred Stock was issued.

“Liquidation Event” has the meaning set forth in Section 4(a) above.

 “Original Issue Price” means $1.00 per share of Series B Preferred Stock.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Phoenix” means Phoenix Venture Fund LLC, a Delaware limited liability company.

“Preferred Directors” has the meaning set forth in Section 2(a) above.

“Purchase Agreement” means the Series B Preferred Stock Purchase Agreement, dated as of June 21, 2010, by and between the Company, Phoenix and the parties listed on the signature pages thereto

“Remaining Directors” has the meaning set forth in Section 2(a) above.

“Required Holders” means holders representing a majority of the then outstanding aggregate shares of Series B Preferred Stock and Series C Preferred Stock.

“Required Series B Holders” means holders representing a majority of the then outstanding shares of Series B Preferred Stock.

“Second Amended and Restated Certificate of Designation” has the meaning set forth in Article III above.

“Series A-1 Preferred Stock” means the Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Third Amended and Restated Certificate of Designation (Series A-1) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series A-1 Preferred Stock.

“Series B Preferred Stock” has the meaning set forth in Section 1 above.

“Series C Preferred Stock” means the Series C Participating Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Amended and Restated Certificate of Designation (Series C) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series C Preferred Stock.

“Series D Preferred Stock” means the Series D-1 Convertible Preferred Stock, par value $0.01 per share, and the Series D-2 Convertible Preferred Stock, par value $0.01 per share, of the Company provided pursuant to the Certificate of Designation (Series D) dated on or about the date hereof filed with

EXHIBIT 3.26

the Secretary of State of Delaware, setting forth the rights, preferences and privileges of the Series D Preferred Stock.

 “Subsidiary” means any Person of which the Company directly or indirectly owns at the time 50% or more of the outstanding equity interests that represent (a) 50% of the voting power, (b) 50% of the economic power, or (c) control of the board of directors or similar governing body of such Person.

“Third Amended and Restated Certificate of Designation (Series A-1)” means the Company’s Third Amended and Restated Certificate of Designation of Series A-1 Cumulative Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series A-1 Preferred Stock.

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EXHIBIT 3.26

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Designation has been signed on behalf of the Company by its President as of November 13, 2012.

COMMUNICATION INTELLIGENCE CORPORATION

By:             /s/  William Keiper
Name:             William Keiper
Title:             President